Exhibit 99.1

       FARO Reports 54% Increase In Sales For 2003 Year To $71.3 Million

     LAKE MARY, Fla., Jan. 12 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today reported sales of approximately $22.5 million for the fiscal fourth quarter ended December 31, 2003, a 49.0% increase from $15.1 million in the fourth quarter of 2002, and $2.5 million, or 12.5% above the high end of the Company's $18-$20 million forecast for the quarter. Backlog at December 31, 2003 was approximately $7.5 million, an increase of approximately $500,000 from $7.0 million at September 30, 2003. The Company reported new order bookings of approximately $23.0 million during the fourth quarter compared with approximately $17.3 million in the third quarter of 2003, and approximately $16.9 million in the year-ago quarter.

    For fiscal year ended December 31, 2003, the Company reported sales of approximately $71.3 million, an increase of $25.1 million, or 54.3% from approximately $46.2 million in 2002. Backlog of approximately $7.5 million at December 31, 2003 compared to approximately $8.8 million at December 31, 2002.

    "We exceeded our sales forecast for the quarter because of growth in new orders, especially in the Americas," said Simon Raab, President and CEO.

    The Company expects to issue its full earnings release for the fourth quarter and 2003 year in mid-March, 2004.


    About FARO:

    FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company's products allow manufacturers to perform three-dimensional inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO's worldwide customer base. Principal products include the FARO Gage(TM), Platinum and Titanium FaroArms(R), Control Station(R) measurement system, the Laser Tracker(R) and a CAM2(R) family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and Guide 25 approved. Learn more at www.faro.com.



SOURCE  FARO Technologies, Inc.
    -0-                             01/12/2004
    /CONTACT: Greg Fraser, EVP & CFO, FARO Technologies, +1-407-333-9911; or Vic Allgeier of TTC Group, +1-212-227-0997, for FARO Technologies/
    /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.faro.com /
    (FARO)

CO:  FARO Technologies, Inc.
ST:  Florida
IN:  AUT MAC STW CPR
SU: